Exhibit 99.1

MacroGenics Reports First Quarter 2026 Financial Results and Highlights Business Transformation

•Manufacturing operations divestiture sharpens focus on core capabilities in novel drug discovery and development
•Manufacturing divestiture and expanded monetization of ZYNYZ royalty anticipated to provide up to $202.5 million in combined proceeds
•ADC pipeline remains on track for multiple data disclosures and program milestones
•Cash runway guidance extended through 2028, based on anticipated closing of manufacturing divestiture
ROCKVILLE, MD., May 13, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today reported financial results for the quarter ended March 31, 2026, and highlighted its recent corporate progress.
“We are very pleased to report a strong start to the year, building on the momentum generated in 2025. These results reflect our team’s disciplined execution of a strategy designed to sharpen our focus, maximize the value of our pipeline, and strengthen our financial position. As part of this effort, we recently announced the sale of our GMP manufacturing operations to Bora Pharmaceuticals and the monetization of additional ZYNYZ royalties with Sagard Healthcare Partners. Subject to the closing of the manufacturing operations divestiture, these transactions are expected to provide significant non-dilutive capital to support growth opportunities in 2026 and beyond,” said Eric Risser, President and CEO of MacroGenics. “We look forward to providing multiple updates during the remainder of the year, including key programmatic milestones for MGC026, MGC028, and MGC030. We believe our increased focus on discovering and developing breakthrough medicines has the potential to enhance patients’ lives while creating meaningful value for our shareholders.”
Focus and Realignment Across Our Business
MacroGenics recently took a series of significant steps designed to focus resources on the Company’s innovative oncology programs. These steps include:

•Divestiture of Manufacturing Operations. As announced earlier this week, MacroGenics entered into a definitive agreement with Bora Pharmaceuticals Co., Ltd. and Bora Biologics USA, LLC (collectively, Bora) to sell its manufacturing operations, inclusive of drug substance manufacturing, development and quality services. Subject to customary closing conditions, MacroGenics is expected to receive an upfront payment of $122.5 million, before transaction fees and expenses. As part of this transaction, MacroGenics’ headquarters and warehouse sites in Maryland will transfer to Bora. The transaction is expected to close in the third quarter of this year. At closing, MacroGenics will enter into a supply agreement with Bora to support development and production of clinical drug substance for current and future pipeline programs. The Company has historically leveraged both internal manufacturing capabilities as well as those of external contract manufacturing partners. Through this transaction, the Company will transition to a fully outsourced model, which is expected to provide increased flexibility and cost advantages.

•Expanded ZYNYZ Royalty Monetization. Earlier this month, MacroGenics announced that it had entered into an amended royalty purchase agreement with Sagard Healthcare Partners (Sagard) in exchange for a revised capped royalty interest in future global net sales of ZYNYZ. MacroGenics received a $60.0 million cash payment from Sagard with the potential to receive an additional milestone, based on 2026 ZYNYZ sales performance, of up to $20.0 million.

•Corporate Restructuring. As part of the manufacturing divestiture transaction, approximately 140 employees are expected to transfer to Bora. With some additional reductions across the company, MacroGenics is expected to have approximately 135 employees at closing, enabling a more agile organization that is focused on the research and clinical development of novel therapeutics.

Advancement of Innovative Pipeline

MacroGenics is developing potential best-in-class or first-in-class antibody-drug conjugates (ADCs) and T-cell engagers (TCEs). MacroGenics' two clinical-stage ADC programs, MGC026 and MGC028, continue to demonstrate acceptable safety profiles to date, with no observations of interstitial lung disease, as well as evidence of anti-tumor activity by Response Evaluation Criteria in Solid Tumors (RECIST).

•MGC026 is a novel ADC that targets B7-H3, which is overexpressed in multiple solid tumors. The Company completed enrollment of the dose escalation portion of a Phase 1 study in late 2025 and is currently enrolling patients in the dose expansion portion of the study in selected solid tumor indications. The Company anticipates reporting initial MGC026 clinical data in mid-2026.

•MGC028 is a first-in-class ADC that targets ADAM9, which is overexpressed in multiple solid tumors. MGC028 is currently being evaluated in the dose escalation portion of a Phase 1 study in patients with advanced solid tumors. The Company anticipates reporting initial MGC028 clinical data in the second half of 2026.

•MGC030 is a first-in-class preclinical ADC that targets an undisclosed antigen expressed across several solid tumors. An Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for MGC030 is planned for the third quarter of 2026.

•Future Pipeline. MacroGenics is advancing additional preclinical programs that incorporate proprietary platforms for next-generation TCEs and ADCs with novel payloads. The company expects to nominate two additional product candidates by the end of 2026.

Lorigerlimab Update

MacroGenics continues its LINNET Phase 2 monotherapy study of lorigerlimab, a PD-1 × CTLA-4 bispecific DART® molecule, in patients with gynecological cancers.

•As of a data cut-off on May 7, 2026, 17 patients with clear cell gynecologic cancer (CCGC) were treated at 6 mg/kg every three weeks (Q3W). Of the 16 evaluable patients with CCGC, 4 (25%) had objective responses, including 4 with confirmed partial responses (PR), of which 1 patient subsequently had an unconfirmed complete response (CR). Of the 17 CCGC patients evaluable for safety, Grade ≥3 treatment-related adverse events (TRAEs) occurred in 8 patients (47%) and 2 patients (12%) discontinued treatment due to AEs. No treatment-related fatalities were reported in these patients.

•Going forward, MacroGenics intends to enroll an additional 20 CCGC patients at a lower dose of 3 mg/kg Q3W, which was selected based on pharmacokinetic and pharmacodynamic modeling, with the goal of improving safety while maintaining clinical benefit. The Company anticipates completing enrollment of these 20 patients by year-end 2026 and reporting updated study results in the first half of 2027.

•Based on an assessment of results from the high-grade serous and platinum-resistant ovarian cancer (PROC) cohort of the LINNET study, the predetermined response rate was not achieved, and the Company no longer intends to pursue development in this indication.

Current Partnerships

MacroGenics maintains partnerships with Incyte Corporation, Sanofi, and Gilead Sciences, which span multiple commercial, clinical and preclinical programs. These include ZYNYZ® (retifanlimab-dlwr), TZIELD® (teplizumab-mzwv), and MGD024, a clinical-stage CD123 × CD3 bispecific DART molecule. Across these collaborations, the Company remains eligible to receive up to approximately $2.5 billion in aggregate future milestones, in addition to royalties on partnered products.

First Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities balance as of March 31, 2026, was $154.2 million, compared to $189.9 million as of December 31, 2025. The balance as of March 31, 2026, did not include the $60.0 million received from Sagard earlier this month. In addition, the Company is expected to receive $122.5 million proceeds from Bora, less related transaction fees and expenses, in connection with the manufacturing operations divestiture, which is expected to close in the third quarter of this year, subject to customary closing conditions.

•Revenue: Total revenue was $20.8 million for the quarter ended March 31, 2026, compared to $13.2 million for the quarter ended March 31, 2025. The increase was due to higher contract manufacturing revenue from higher production volume for external clients and royalty revenue recognized from higher sales of ZYNYZ, offset by decreased collaborative revenue.

•Cost of Manufacturing Services: Cost of manufacturing services was $9.5 million for the quarter ended March 31, 2026, compared to $5.4 million for the quarter ended March 31, 2025. The increase was due to increased production for external clients.

•R&D Expenses: Research and development expenses were $35.0 million for the quarter ended March 31, 2026, compared to $39.7 million for the quarter ended March 31, 2025. The decrease is primarily due to the discontinuation of further development of vobramitamab duocarmazine. This was partially offset by increased development costs related to MGC028 and the preclinical TCE programs.

•G&A Expenses: General and administrative expenses were $9.7 million for the quarter ended March 31, 2026, compared to $10.7 million for the quarter ended March 31, 2025.
•Net Loss: Net loss was $36.8 million for the quarter ended March 31, 2026, compared to $41.0 million for the quarter ended March 31, 2025.

•Shares Outstanding: Shares of common stock outstanding as of March 31, 2026, were 63,560,068.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities balance of $154.2 million as of March 31, 2026, in addition to projected and anticipated future payments from partners, including $60.0 million received from Sagard earlier this month plus anticipated sale proceeds of $122.5 million, less related transaction fees and expenses, from Bora related to divestiture of the Company’s manufacturing operations, is expected to support its cash runway through 2028.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	March 31, 2026	December 31, 2025
	(unaudited)
Cash, cash equivalents and marketable securities	$154,229	$189,913
Total assets	217,873	256,846
Deferred revenue	67,993	66,424
Total stockholders' equity	21,198	55,591

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Collaborative and other agreements	$570	$6,600
Contract manufacturing	14,054	6,150
Royalty revenue	6,151	442
Total revenues	20,775	13,192
Costs and expenses:
Cost of manufacturing services	9,530	5,400
Research and development	34,974	39,698
General and administrative	9,710	10,718
Total costs and expenses	54,214	55,816
Loss from operations	(33,439)	(42,624)
Interest and other income	1,554	1,679
Interest and other expense	(4,889)	(91)
Net Loss	(36,774)	(41,036)
Other comprehensive loss:
Unrealized loss on investments	(59)	(5)
Comprehensive loss	$(36,833)	$(41,041)

Basic and diluted net loss per common share	$(0.58)	$(0.65)
Basic and diluted weighted average common shares outstanding	63,449,780	62,965,415

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo, DART and TRIDENT are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; the risk that one or more of the closing conditions to the sale of our CDMO operations (the "Transaction") may not be satisfied or waived, on a timely basis or at all, including the risk that any required landlord consents or other third-party consents are not obtained; the risk that the Transaction may not be completed on the timeline currently expected, or at all, or on the terms currently contemplated; the occurrence of any event, change, or other circumstance that could give rise to the termination of the purchase agreement related to the Transaction; the effect of the announcement, pendency, or consummation of the Transaction on the Company's business, operating results, employees, customers, suppliers, and other business relationships, including the Company's CDMO operations; risks related to the transition of the CDMO operations to the purchaser in the Transaction, including the diversion of management's attention from the Company's ongoing business operations; risks related to the Company's post-closing manufacturing arrangements with the purchaser in the Transaction including under the manufacturing and supply agreement and the transition services agreement; the possibility that the anticipated benefits of the Transaction, including that the additional post-closing cash payments may not be earned or received, in whole or in part; the costs and expenses associated with the Transaction; potential litigation relating to the Transaction; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com